EXHIBIT 99.2

FOR IMMEDIATE RELEASE

MICRON ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES OFFERINGS

BOISE, Idaho, April 12, 2012 — Micron Technology, Inc. (NasdaqGS: MU) today announced the pricing of an offering of $480.0 million aggregate principal amount of its 2.375% convertible senior notes due 2032 (the “2032C Notes”) and $390.0 million aggregate principal amount of its 3.125% convertible senior notes due 2032 (the “2032D Notes” and, together with the 2032C Notes, the “Notes”). The Notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Micron has granted the initial purchasers an option to purchase up to an additional $70.0 million aggregate principal amount of 2032C Notes and up to an additional $60.0 million aggregate principal amount of 2032D Notes on the same terms and conditions to cover over-allotments, if any. Interest on the 2032C Notes will be paid semi-annually at a rate of 2.375% per year and will mature on May 1, 2032, unless earlier repurchased, redeemed or converted. Interest on the 2032D Notes will be paid semi-annually at a rate of 3.125% per year and will mature on May 1, 2032, unless earlier repurchased, redeemed or converted.

Holders may require Micron to repurchase the 2032C Notes for cash on May 1, 2019 and the 2032D Notes for cash on May 1, 2021, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date. In addition, holders may require Micron to repurchase their Notes upon a change of control or a termination of trading at a purchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding the repurchase date.

Each series of Notes will be convertible, subject to the satisfaction of certain conditions, into cash or shares of Micron common stock or a combination thereof, at Micron’s election. The initial conversion rate per $1,000 principal amount of 2032C Notes is equivalent to 103.8907 shares of common stock, which is equivalent to a conversion price of approximately $9.63 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 35% relative to the last reported sale price on April 12, 2012 of Micron’s common stock of $7.13. The initial conversion rate per $1,000 principal amount of 2032D Notes is equivalent to 100.1803 shares of common stock, which is equivalent to a conversion price of approximately $9.98 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of 40% relative to the last reported sale price on April 12, 2012 of Micron’s common stock of $7.13.

On or after May 1, 2016, in the case of the 2032C Notes, and on or after May 1, 2017, in the case of the 2032D Notes, Micron may redeem for cash all or part of the Notes if the volume weighted average price of its common stock has been at least 130% of the conversion price then in effect for such series of Notes for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which Micron provides notice of redemption. The redemption price will equal the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If Micron redeems the Notes prior to May 4, 2019, in the case of the 2032C Notes, or prior to May 4, 2021, in the case of the 2032D Notes, it will make a “make-whole premium” payment in cash equal to the present value of all remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the redemption date to May 4, 2019, in the case of the 2032C Notes, or to May 4, 2021, in the case of the 2032D Notes. Holders who convert Notes in connection with such redemption will also be entitled to such make-whole premium payment. On or after May 4, 2019, in the case of the 2032C Notes, and on or after May 4, 2021, in the case of the 2032D Notes, Micron may redeem for cash all or part of the Notes at a redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon.

The offering is expected to close on April 18, 2012, subject to customary closing conditions.

In connection with the offering of the Notes, Micron entered into capped call transactions relating to shares of Micron common stock with a number of counterparties. The capped call transactions are expected to reduce the potential dilution upon conversion of the Notes. The capped call transactions relating to the 2032C Notes have a lower strike price of $9.80 and capped prices ranging from $14.26 to $15.69, which are 100% to 120% higher than the closing price of Micron’s common stock on April 12, 2012. The capped call transactions relating to the 2032D Notes have a lower strike price of $10.16 and capped prices ranging from $14.62 to $16.04, which are 105% to 125% higher than the closing price of Micron’s common stock on April 12, 2012. In connection with establishing their initial hedge of these capped call transactions, Micron expects that the counterparties will enter into various over-the-counter derivative transactions with respect to Micron’s common stock concurrently with, or shortly after, the pricing of the Notes and may unwind or enter into various over-the-counter derivatives and/or purchase Micron’s common stock in secondary market transactions after the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of Micron’s common stock concurrently with or following the pricing of the Notes. In addition, the counterparties may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Micron’s common stock in secondary market transactions prior to maturity of the Notes (and are likely to do so on each exercise date of the capped call transactions).

The aggregate net proceeds to Micron from the offering of the Notes will be approximately $852 million, exclusive of any proceeds attributable to the initial purchasers’ possible exercise of their over-allotment options. Micron intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions. Micron estimates the cost of the capped call transactions to be approximately $89 million, exclusive of the cost of additional capped call transactions with respect to the initial purchasers’ possible exercise of their over-allotment option with respect to the Notes. Micron expects to use the balance of the net proceeds for general corporate purposes, which may include capital expenditures, working capital, strategic acquisitions, joint ventures and other investments and repayment of other indebtedness.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.